Exhibit 99.3

Microsoft Reports Fourth Quarter Results and Announces Share Repurchase Program

Microsoft delivers strong finish to fiscal year with 16% fourth quarter revenue growth;

Announces $20 billion tender offer

REDMOND, Wash. — July 20, 2006 — Microsoft Corp. today announced record fourth quarter revenue of $11.80 billion for the period ended June 30, 2006, a 16% increase over the same quarter of the prior year. Operating income for the quarter was $3.88 billion, a 30% increase compared with $2.99 billion in the prior year period. Operating income for the fourth quarter included certain legal charges of $351 million, compared with $756 million in the prior year period. Net income for the fourth quarter was $2.83 billion and diluted earnings per share were $0.28, which included $0.03 of certain legal charges. For the same quarter of the previous year, net income was $3.70 billion and diluted earnings per share were $0.34, which included $0.05 of certain legal charges and $0.09 of tax benefits.

For the fiscal year ended June 30, 2006, the company announced revenue of $44.28 billion, an 11% increase over the prior year. Operating income for the fiscal year was $16.47 billion, or 13% over the prior year period. Operating income for the fiscal year included $1.11 billion for certain legal charges, compared with $2.06 billion in the prior year period. Net income for the fiscal year was $12.60 billion and diluted earnings per share were $1.20, which included $0.08 of certain legal charges and $0.01 of tax benefits. For the previous fiscal year, net income and diluted earnings per share were $12.25 billion and $1.12, which included $0.13 of certain legal charges and $0.09 of tax benefits.

“We delivered a very strong finish to the fiscal year highlighted by customer demand for our recently launched products of Xbox 360™, SQL Server™ 2005, Visual Studio® 2005 and Microsoft Dynamics™ CRM 3.0, which fueled a combined 31% revenue growth of their business groups for the quarter,” said Chris Liddell, chief financial officer of Microsoft. “Our upcoming launches of Windows Vista™, the 2007 Microsoft® Office system, Exchange Server 2007, and other key products position us to continue to deliver strong revenue growth in fiscal year 2007. We are also very pleased that both the Microsoft Business Solutions and the Mobile and Embedded Devices businesses achieved profitability for the full fiscal year.”

The company also announced that its board of directors has authorized new share repurchase programs, comprising a $20 billion tender offer scheduled to be completed on August 17, 2006, as well as authorization for up to an additional $20 billion ongoing share repurchase program with an expiration of June 30, 2011. Furthermore, the company also announced today that it completed its previously announced $30 billion stock repurchase program.

“With our share repurchase programs announcement today, we reaffirm our confidence and optimism in the long term future of the company and continue to execute on our strategy of returning capital to shareholders,” said Liddell.

Business Highlights

Revenue and operating income growth for the quarter were driven by broad-based strength in both business and consumer customer segments. Server and Tools delivered 18% revenue growth for the quarter, fueled by an increase of over 35% revenue growth for SQL Server. Healthy Client revenue was driven by continued growth in the PC market as well as improvements in its commercial and retail licensing results. The Microsoft Dynamics CRM 3.0 product continues to show robust customer acceptance, adding more than fifty thousand seats during the quarter, while licenses for Windows Mobile®-based phones grew by 90% in fiscal year 2006.

“The results for this fiscal year highlight the value and even greater satisfaction our customers are experiencing with our new products as we kicked off our multi-year product cycle,” said Kevin Turner, chief operating officer at Microsoft. “We are also seeing fantastic momentum in multi-year licensing growth as customer excitement for upcoming product releases drove higher than expected annuity sales and unearned revenue growth.”

Microsoft returned over $5 billion to shareholders in the form of dividends and share repurchases during the quarter, and returned over $23 billion to shareholders this fiscal year.

Business Outlook

Microsoft management offers the following guidance for the quarter ending September 30, 2006:

•	Revenue is expected to be in the range of $10.6 billion to $10.8 billion.

•	Operating income is expected to be in the range of $4.0 billion to $4.2 billion.

•	Diluted earnings per share are expected to be $0.30 to $0.32.

Management offers the following guidance for the full fiscal year ending June 30, 2007:

•	Revenue is expected to be in the range of $49.7 billion to $50.7 billion.

•	Operating income is expected to be in the range of $18.9 billion to $19.4 billion.

•	Diluted earnings per share are expected to be in the range of $1.43 to $1.47.

Tender Offer Details

Under the terms of the tender offer, the company will repurchase up to $20 billion of its common stock at a price per share not greater than $24.75 and not less than $22.50. This represents the repurchase of up to 808,080,808 shares of common stock, or about 8.1% of the common shares outstanding. The tender offer is expected to commence on July 21, 2006 and to expire, unless extended, at 12:00 midnight, Eastern Time, on August 17, 2006. A modified “Dutch auction” will allow shareholders to indicate how many shares and at what price within the company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the company will determine the lowest price per share within the range that will enable it to purchase up to 808,080,808 company shares, or such lesser number of shares as are properly tendered. The company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at prices above a shareholder’s indication under the terms of the modified “Dutch auction.” Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that will be mailed to shareholders of record beginning on July 24, 2006.

Microsoft’s directors and executive officers have advised Microsoft that they do not intend to tender any of their shares in the tender offer.

Goldman Sachs and Deutsche Bank will serve as co-dealer managers for the tender offer. Georgeson Inc. will serve as information agent and Mellon Investor Services will serve as the depositary.

This press release is for informational purpose only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation of offers to buy the company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the company will send to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website: www.microsoft.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call Georgeson Inc. at (866) 482-5026 in the United States and Canada, and +44 (0) 207 019 7137 for all other countries.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 20, 2007.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to our core business model;

•	intense competition in all our markets;

•	our continued ability to protect the company’s intellectual property rights;

•	claims that we have infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of our source code;

•	actual or perceived security vulnerabilities in our products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how we design and market our products;

•	our ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox 360 product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect our reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting our business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN®; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of July 20, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Xbox 360, Visual Studio, Microsoft Dynamics, Windows Vista, Windows Mobile, and MSN are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except per share amounts)

	Three Months Ended June 30, (1)		Twelve Months Ended June 30,
	2006	2005(2)	2006	2005(2)
Revenue	$11,804	$10,161	$44,282	$39,788
Operating expenses:
Cost of revenue	2,130	1,388	7,650	6,031
Research and development	1,861	1,664	6,584	6,097
Sales and marketing	2,822	2,707	9,818	8,563
General and administrative	1,110	1,413	3,758	4,536

Total operating expenses	7,923	7,172	27,810	25,227

Operating income	3,881	2,989	16,472	14,561
Investment income and other	377	872	1,790	2,067

Income before income taxes	4,258	3,861	18,262	16,628
Provision for income taxes	1,430	161	5,663	4,374

Net income	$2,828	$3,700	$12,599	$12,254

Earnings per share:
Basic	$0.28	$0.34	$1.21	$1.13

Diluted	$0.28	$0.34	$1.20	$1.12

Weighted average shares outstanding:
Basic	10,186	10,750	10,438	10,839

Diluted	10,255	10,819	10,531	10,906

Cash dividends declared per common share	$0.09	$0.08	$0.34	$3.40

(1)	Unaudited

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2006 (1)	June 30, 2005
Assets
Current assets:
Cash and equivalents	$6,714	$4,851
Short-term investments (including securities pledged as collateral of $3,065 and $-)	27,447	32,900

Total cash and short-term investments	34,161	37,751
Accounts receivable, net of allowance for doubtful accounts of $142 and $171	9,316	7,180
Inventories, net	1,478	491
Deferred income taxes	1,940	1,701
Other	2,115	1,614

Total current assets	49,010	48,737
Property and equipment, net	3,044	2,346
Equity and other investments	9,232	11,004
Goodwill	3,866	3,309
Intangible assets, net	539	499
Deferred income taxes	2,611	3,621
Other long-term assets	1,295	1,299

Total assets	$69,597	$70,815

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,909	$2,086
Accrued compensation	1,938	1,662
Income taxes	1,557	2,020
Short-term unearned revenue	9,138	7,502
Securities lending payable	3,117	—
Other	3,783	3,607

Total current liabilities	22,442	16,877
Long-term unearned revenue	1,764	1,665
Other long-term liabilities	5,287	4,158
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 10,062 and 10,710	59,005	60,413
Retained deficit, including accumulated other comprehensive income of $1,229 and $1,426	(18,901)	(12,298)

Total stockholders’ equity	40,104	48,115

Total liabilities and stockholders’ equity	$69,597	$70,815

(1)	Unaudited

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006 (1)	2005 (1)	2006 (1)	2005
Operations
Net income	$2,828	$3,700	$12,599	$12,254
Depreciation, amortization, and other noncash items	261	282	903	855
Stock-based compensation	363	535	1,715	2,448
Net recognized gains on investments	(6)	(543)	(270)	(527)
Stock option income tax benefits	—	404	—	668
Excess tax benefits from stock-based payment arrangements	(22)	—	(89)	—
Deferred income taxes	448	(248)	219	(179)
Unearned revenue	6,081	4,666	16,453	13,831
Recognition of unearned revenue	(4,073)	(3,450)	(14,729)	(12,919)
Accounts receivable	(2,439)	(1,707)	(2,071)	(1,243)
Other current assets	(577)	(286)	(1,405)	(245)
Other long-term assets	(37)	(44)	(49)	21
Other current liabilities	(76)	113	(145)	396
Other long-term liabilities	530	554	1,273	1,245

Net cash from operations	3,281	3,976	14,404	16,605

Financing
Common stock issued	192	1,473	2,101	3,109
Common stock repurchased	(3,981)	(4,306)	(19,207)	(8,057)
Common stock cash dividends	(917)	(859)	(3,545)	(36,112)
Excess tax benefits from stock-based payment arrangements	22	—	89	—
Other	—	(18)	—	(18)

Net cash used in financing	(4,684)	(3,710)	(20,562)	(41,078)

Investing
Additions to property and equipment	(745)	(260)	(1,578)	(812)
Acquisition of companies, net of cash acquired	(316)	(195)	(649)	(207)
Purchases of investments	(5,474)	(9,247)	(51,117)	(68,045)
Maturities of investments	977	962	3,877	29,153
Sales of investments	7,517	9,599	54,353	54,938
Net proceeds from securities lending	1,780	—	3,117	—

Net cash from investing	3,739	859	8,003	15,027

Net change in cash and equivalents	2,336	1,125	1,845	(9,446)
Effect of exchange rates on cash and equivalents	27	(56)	18	(7)
Cash and equivalents, beginning of period	4,351	3,782	4,851	14,304

Cash and equivalents, end of period	$6,714	$4,851	$6,714	$4,851

(1)	Unaudited

Microsoft Corporation

Segment Revenue and Operating Income / (Loss)

(In millions)

Revenue	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Segments
Client	$3,376	$3,014	$13,209	$12,151
Server and Tools	3,184	2,696	11,467	9,938
Information Worker	3,133	2,944	11,756	11,169
Microsoft Business Solutions	280	242	919	784
MSN	580	598	2,298	2,344
Mobile and Embedded Devices	113	80	377	262
Home and Entertainment	1,138	587	4,256	3,140

Total revenue	$11,804	$10,161	$44,282	$39,788

Operating Income / (Loss)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Segments
Client	$2,504	$2,183	$10,203	$9,464
Server and Tools	1,249	814	4,323	3,291
Information Worker	2,150	2,011	8,285	8,025
Microsoft Business Solutions	38	(84)	24	(171)
MSN	(190)	101	(77)	412
Mobile and Embedded Devices	(2)	(15)	2	(65)
Home and Entertainment	(414)	(201)	(1,262)	(485)
Corporate-Level Activity	(1,454)	(1,820)	(5,026)	(5,910)

Total operating income	$3,881	$2,989	$16,472	$14,561

Microsoft Corp.

Financial Highlights

Fourth Quarter and Fiscal Year 2006

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2005 or full fiscal year 2005)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements in this document. We undertake no duty to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$11,804	$10,161	16%	$44,282	$39,788	11%
Operating income	$3,881	$2,989	30%	$16,472	$14,561	13%

Fourth Quarter

Our revenue growth for the three months ended June 30, 2006 was driven primarily by an increase in Xbox 360 revenue, increased licensing of SQL Server, Windows Server, and other server applications, growth in licensing of Windows Client operating systems through original equipment manufacturers (“OEM”), and increased licensing of Office and other Information Worker products. Continued PC and server shipment growth also contributed to our overall revenue growth. Based on our estimates, total worldwide PC shipments from all sources grew approximately 11% to 12% driven by strong business demand in both emerging and mature markets. Included in the fourth quarter was an increase to revenue of $180 million resulting from the alignment of our billings associated with OEM distributors in our system builder channel with both industry practices and other Microsoft channels. Foreign currency exchange rates did not have a significant impact on consolidated or operating segment revenue during the quarter.

For the three months ended June 30, 2006, operating income increased primarily reflecting the revenue increase and a $379 million decrease in costs for legal settlements and legal contingencies. These changes were partially offset by a $742 million increase in cost of revenue primarily as a result of Xbox 360 console sales and a $197 million increase in research and development as a result of our continued efforts to support MSN’s development of adCenter and its Live Services strategy, and continuing research and development efforts in our Home and Entertainment segment. Headcount-related costs, including stock-based compensation expense, increased $260 million or 11% resulting from both a 16% growth in headcount over the past twelve months and an increase in salaries and benefits for existing headcount. Stock-based compensation expense decreased $172 million or 32% reflecting a continuing decline in stock option amortization expense.

Full Fiscal Year

Our revenue growth for fiscal year 2006 was driven primarily by growth in SQL Server following the launch of SQL Server 2005 in the second quarter, Windows Server and other server applications, increased Xbox revenue resulting from the Xbox 360 launch in the second quarter, growth in licensing of Windows Client operating systems through OEMs, and increased licensing of Office and other Information Worker products. Based on our estimates, total worldwide PC shipments from all sources grew approximately 12% to 14% and total server hardware shipments grew approximately 11% to 13% during fiscal year 2006. Foreign currency exchange rates did not have a significant impact on consolidated or operating segment revenue during the fiscal year.

Operating income for fiscal year 2006 increased primarily reflecting the revenue increase and a $991 million decrease in costs for legal settlements and legal contingencies. These changes were partially offset by a $1.62 billion increase in cost of revenue related to Xbox 360 and a $1.26 billion increase in sales and marketing expense primarily as a result of increased investments in partner marketing and product launch-related spending. Headcount-related costs, including stock-based compensation expense, increased $682 million or 7% resulting from both an increase in salaries and benefits for existing headcount and a 16% growth in headcount over the past twelve months. Stock-based compensation expense decreased $733 million or 30% reflecting a continuing decline in stock option amortization expense.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

Our seven segments are Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment. On July 17, 2006 we announced a change in our operating segments reflecting the culmination of our realignment announced in September 2005. These changes will be effective for fiscal year 2007; the seven segments discussed in this analysis are presented the way we internally managed and monitored performance at the business group level in fiscal year 2006.

The revenue and operating income/(loss) amounts in this section are presented on a basis consistent with U.S. GAAP and include certain reconciling items attributable to each of the segments. Certain corporate level expenses have been excluded from our segment operating results and are analyzed separately. Fiscal year 2005 amounts have been restated for certain internal reorganizations and to conform to the current period presentation.

Client

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$3,376	$3,014	12%	$13,209	$12,151	9%
Operating income	$2,504	$2,183	15%	$10,203	$9,464	8%

Client consists of premium edition operating systems, including Windows XP Professional, Media Center Edition, Tablet PC Edition, and other standard Windows operating systems, including Windows XP Home. Premium offerings are Windows operating systems sold at a premium above Windows XP Home. Client revenue growth correlates with the growth of purchases of PCs from OEMs that pre-install versions of Windows operating systems because the OEM channel accounts for over 80% of total Client revenue.

Fourth Quarter

Client revenue increased reflecting $330 million or 13% growth in OEM revenue driven by 19% growth in OEM licenses and $32 million or 6% growth in revenue from commercial and retail licensing of Windows operating systems. OEM revenue growth included an increase to revenue of $89 million resulting from the alignment of our billings associated with OEM distributors in our system builder channel with both industry standards and other Microsoft channels. The mix of OEM Windows operating systems licensed with premium edition operating systems as a percentage of total OEM Windows operating systems licensed (“OEM Premium Mix”) during the quarter increased two percentage points to 55% of total OEM Windows operating systems. The quarterly differences between unit growth rates and revenue growth rates are affected by the mix of premium versions of operating systems licensed during the quarter, changes in the geographical mix, and the channel mix of products sold by large, multinational OEMs versus those sold by OEM distributors in the system builder channel.

Client operating income increased primarily reflecting the increase in OEM revenue partially offset by an increase in headcount-related costs. Headcount-related costs increased 9% in the three months ended June 30, 2006 reflecting both a 13% increase in headcount primarily associated with Windows Vista and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

Client revenue increased reflecting $1.18 billion or 12% growth in OEM revenue driven by 17% growth in OEM license units from increased PC unit shipments, partially offset by a $118 million or 6% decrease in revenue from commercial and retail licensing of Windows operating systems. During the year, the OEM Premium Mix increased two percentage points to 52%.

Client operating income increased reflecting the increase in OEM revenue partially offset by a $224 million increase in sales and marketing expenses, excluding headcount-related costs, mainly driven by increased investments in partner marketing and Windows Vista pre-launch programs. Headcount-related costs increased 6% in the twelve months ended June 30, 2006 reflecting both a 13% increase in headcount primarily associated with Windows Vista and further investments in our sales and marketing organization, and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Server and Tools

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$3,184	$2,696	18%	$11,467	$9,938	15%
Operating income	$1,249	$814	53%	$4,323	$3,291	31%

Server and Tools consists of server software licenses and client access licenses (“CAL”) for Windows Server, Microsoft SQL Server, Exchange Server and other server products. It also includes developer tools, training, certification, Microsoft Press, Premier and Professional product support services, and Microsoft Consulting Services. Server and Tools concentrates on licensing products, applications, tools, content and services that make information technology professionals and developers more productive and efficient. The segment uses multiple channels for licensing including pre-installed OEM versions, licenses through partners, and licenses directly to end customers. The licenses are sold both as one-time licenses and as multi-year volume licenses. Server and Tools uses product innovation and partnerships with information technology professionals to drive the adoption and sales growth of its products.

Fourth Quarter

Server and Tools revenue increased during the fourth quarter of fiscal year 2006 mainly driven by growth in SQL Server following the launch of SQL Server 2005 in the second quarter and continued strength in Windows Server licensing. Server and Server applications revenue, including CAL revenue, grew $436 million or 19%. The results reflect broad adoption of Windows Server System products, especially SQL Server, which grew over 35% for the quarter. Consulting, Premier and Professional product support services revenue increased $52 million or 13% primarily due to higher demand for services.

Server and Tools operating income increased reflecting increased revenue, partially offset by increased sales and marketing costs primarily as a result of increased headcount-related costs. Total Server and Tools headcount-related costs increased 5% related to both an 11% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

Server and Tools revenue increased during fiscal year 2006 mainly driven by growth in SQL Server, Windows Server, and Core CAL. SQL Server 2005 and Visual Studio 2005 were launched in the second quarter of fiscal year 2006 and produced revenue growth in these product lines. Revenue is impacted by overall server hardware shipments which we estimate grew 11% to 13% in fiscal year 2006. Server and Server applications revenue, including CAL revenue, grew $1.31 billion or 16% during fiscal year 2006. The results reflect broad adoption of Windows Server System products, especially SQL Server, which grew over 30% for the year. Consulting, Premier and Professional product support services revenue increased $218 million or 15% primarily due to higher demand for services.

Server and Tools operating income increased during fiscal year 2006 primarily reflecting increased revenue, partially offset by increased sales and marketing expenses. Excluding headcount-related costs, sales and marketing expenses increased $274 million due to additional spending to support long term strategies and marketing expenses primarily related to the launch of SQL Server 2005 and Visual Studio 2005. Total Server and Tools headcount-related costs increased 5% related to both an 11% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Information Worker

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$3,133	$2,944	6%	$11,756	$11,169	5%
Operating income	$2,150	$2,011	7%	$8,285	$8,025	3%

Information Worker primarily consists of the Microsoft Office system of programs, servers, solutions, and services designed to increase personal, team, and organization productivity. Information Worker includes Microsoft Office, Microsoft Project, Microsoft Visio, SharePoint Portal Server CAL, and other information worker products including Office Communications Server and OneNote. Revenue growth depends on the ability to add value to the core Office product set and expand our product offerings in other information worker areas such as enterprise content management, collaboration, unified communications, and business intelligence.

Fourth Quarter

Information Worker revenue increased during the three months ended June 30, 2006 primarily reflecting a $144 million or 6% increase in volume licensing, retail packaged products, and preinstalled versions of Office in Japan, while OEM revenue increased $45 million or 11%. OEM revenue growth included an increase to revenue of $60 million resulting from the alignment of our billings associated with OEM distributors in our system builder channel with both industry practice and other Microsoft channels.

Information Worker operating income increased reflecting the revenue growth, partially offset by a $30 million or 5% increase in sales and marketing expenses as a result of continued investment in field-dedicated headcount in additional geographic markets and a $23 million or 12% increase in research and development expenses related to Office Communications Server, Office Live and Microsoft Office 2007. Headcount-related costs increased 14% during the quarter reflecting both an 18% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

Information Worker revenue increased in fiscal year 2006 primarily reflecting a $521 million or 5% increase in volume licensing, retail packaged products, and preinstalled versions of Office in Japan, while OEM revenue increased $66 million or 4%.

Information Worker operating income growth for the fiscal year was primarily due to the revenue growth, partially offset by a $283 million or 15% increase in sales and marketing expenses related to supporting field sales efforts and a $71 million or 10% increase in research and development expenses. Headcount-related costs increased 14% during fiscal year 2006 reflecting both an 18% increase in headcount related to supporting field sales efforts and research and development investments in future products and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Microsoft Business Solutions

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$280	$242	16%	$919	$784	17%
Operating income (loss)	$38	$(84)	145%	$24	$(171)	114%

Microsoft Business Solutions provides business management software solutions targeted to businesses of varying sizes. The main products consist of enterprise resource planning (“ERP”) solutions, customer relationship management (“CRM”) software, retail solutions, Microsoft Partner Program, and related services. Microsoft Business Solutions also includes the Small and Mid-market Solutions & Partners (“SMS&P”) organization, which focuses on sales to customers and partners in the small and mid-market customer segments. Revenue is derived from software and services sales, with software sales representing a significant amount of total revenue. Software revenues include both new software licenses and enhancement plans, which provide customers with future software upgrades over the period of the plan. Our solutions are delivered through a worldwide network of channel partners that provide services and local support.

Fourth Quarter

Microsoft Business Solutions revenue increased as a result of a $23 million or 15% growth in license revenue and a $13 million or 20% growth in enhancement plan revenue. License revenue growth was primarily driven by new users for Microsoft CRM and existing Dynamics ERP customers purchasing expanded functionality and additional user licenses. Enhancement plan revenue growth resulted primarily from renewals of Dynamics ERP products.

Microsoft Business Solutions operating income increased as a result of the revenue growth and a $78 million decrease in sales and marketing expenses as a result of decreased net SMS&P spending. Headcount-related costs increased 4% reflecting both a 10% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

Microsoft Business Solutions revenue increased as a result of an $85 million or 18% growth in license revenue and a $46 million or 18% growth in enhancement plan revenue. License revenue growth was driven by new users for Microsoft CRM and existing Dynamics ERP customers purchasing expanded functionality and additional user licenses. Enhancement plan revenue growth resulted primarily from Dynamics ERP products.

Microsoft Business Solutions operating income increased reflecting the increase in revenue accompanied by a $56 million decrease in sales and marketing expense as a result of decreased net SMS&P spending. Headcount-related costs increased 3% reflecting both a 10% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

MSN

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$580	$598	(3)%	$2,298	$2,344	(2)%
Operating income (loss)	$(190)	$101	(288)%	$(77)	$412	(119)%

MSN includes personal communications services, such as e-mail and instant messaging, and online information offerings, such as MSN Search, and the MSN portals and channels around the world. MSN also provides a variety of online paid services in addition to MSN Internet Access and MSN Premium Web Services. Revenue is derived primarily from advertisers on MSN, from consumers and partners through subscriptions and transactions generated from online paid services, and from subscribers to MSN Narrowband Internet Access. In fiscal year 2006, we launched MSN adCenter – our internally developed advertising platform – in certain international markets and throughout the U.S. where it now serves 100 percent of paid search traffic on our online properties. We believe MSN adCenter will enable us to increase both display and search advertising revenues by reducing our reliance on third parties for delivering ads. Effective July 1, 2005, functions related to MapPoint previously reported in Mobile and Embedded Devices were moved to MSN. Mobile and Embedded Devices and MSN operating results for the prior periods have been restated for this reorganization. In November 2005, Microsoft announced Windows Live™, which is a set of Internet services and software designed to bring together user relationships, information, and interests, with enhanced safety and security across PCs, devices, and the Web. In May 2006, Microsoft announced the third release of Windows Live™ Local, our online local search and mapping service that gives people the ability to quickly find maps, directions and local search information. In June 2006, we released Windows Live Messenger to consumers in 58 countries.

Fourth Quarter

MSN revenue decreased primarily reflecting a $16 million or 13% decline in access revenue as subscribers continue to migrate to broadband or other competitively priced service providers, and a $5 million or 8% decrease in revenue from subscriptions and transaction services other than access. MSN advertising revenue remained flat due to an increase in display revenue offset by a reduction in search revenue resulting from the ramp up of adCenter.

MSN operating income decreased due to a $105 million or 64% increase in research and development costs, a $101 million or 67% increase in sales and marketing expenses, and a $52 million or 29% increase in cost of revenue as we continue to invest in MSN adCenter, Windows Live and other new platforms. Headcount-related costs increased 44% in the fourth quarter reflecting a 44% increase in headcount and increased salaries and benefits for existing employees, partially offset by a decrease in stock-based compensation.

Full Fiscal Year

MSN revenue decreased primarily reflecting a $195 million or 28% in decline in access revenue, partially offset by a $126 million or 9% increase in advertising revenue and a $23 million or 9% increase in revenue from subscription and transaction services other than access. As of June 30, 2006, MSN had 2.1 million access subscribers compared with 2.7 million at June 30, 2005. In addition, MSN had over 261 million active Hotmail accounts and over 243 million active Messenger accounts as of June 30, 2006. The increase in advertising revenue reflects growth in display advertising for portals, channels, email, and messaging services, which was partially offset by a decline in search revenue due to the ramp up of adCenter.

MSN operating income decreased due to a $230 million or 39% increase in research and development costs, a $126 million or 22% increase in sales and marketing expenses, and a $67 million or 9% increase in cost of revenue as we continue to invest in MSN adCenter, Windows Live and other new platforms. Headcount-related costs increased 25% reflecting a 44% increase in headcount and increased salaries and benefits for existing employees, partially offset by a decrease in stock-based compensation.

Mobile and Embedded Devices

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$113	$80	41%	$377	$262	44%
Operating income (loss)	$(2)	$(15)	87%	$2	$(65)	103%

Mobile and Embedded Devices includes Windows Mobile software, Windows Embedded operating systems, and Windows Automotive. These products extend the advantages of the Windows platform to mobile devices such as PDAs, phones, and a wide range of embedded devices. The business is also responsible for managing sales and customer relationships for Microsoft overall with device manufacturers and communication sector customers. The communication sector includes network service providers (such as wireless, wireline and cable operators) and media and entertainment companies. The market for products in these segments is intensely competitive. Competitive alternatives vary based on product lines and include product offerings from commercial and non-commercial mobile operating system providers, and proprietary software developed by OEMs and mobile operators. Short product life cycles in product lines such as Windows Mobile software may impact our continuing revenue streams. Effective July 1, 2005, functions related to MapPoint previously reported in Mobile and Embedded Devices were moved to MSN. Mobile and Embedded Devices and MSN operating results for the prior periods have been restated for this reorganization.

Fourth Quarter

Mobile and Embedded Devices revenue growth was primarily due to strength in Windows Mobile software and Windows Embedded operating systems sales. Revenue for Windows Mobile software increased $16 million or 37% driven by increased shipments of phone-enabled devices, partially offset by a decline in shipments for stand-alone PDAs. Revenue for Windows Embedded operating systems increased $12 million or 38% compared to the fourth quarter of fiscal year 2005.

Mobile and Embedded Devices operating loss decreased as a result of the revenue growth which was partially offset by a $17 million or 31% increase in both research and development expenses and cost of revenue. Headcount-related costs increased 22% during the quarter reflecting both a 24% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

Mobile and Embedded Devices revenue growth was primarily due to unit volume increases in all major product lines, especially Windows Mobile software sales and Windows Embedded operating systems. Increased revenue for Windows Mobile software was primarily driven by increased market demand for phone-enabled devices, partially offset by a decline in shipments for stand-alone PDAs. In fiscal year 2006, revenue for Windows Mobile software increased $55 million or 37% while revenue for Windows Embedded operating systems increased $49 million or 47%.

Mobile and Embedded Devices generated operating income for fiscal year 2006 as opposed to the operating loss in fiscal year 2005 primarily due to increased revenue, partially offset by a $42 million or 21% increase in both research and development and general and administrative expenses. Headcount-related costs increased 15% reflecting both a 24% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Home and Entertainment

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue	$1,138	$587	94%	$4,256	$3,140	36%
Operating loss	$(414)	$(201)	(106)%	$(1,262)	$(485)	(160)%

Home and Entertainment includes the Microsoft Xbox video game console system, PC games, the Home Products Division, and TV platform products for the interactive television industry. The success of video game consoles is determined by console innovation, the portfolio of video game content for the console, online services, and the market share of the console. Our Xbox business is transitioning to a new console, the Xbox 360, which launched in the second quarter of fiscal year 2006. We believe that the functionality of our new console, games portfolio, and online services are well-positioned relative to forthcoming competitive consoles. We also believe launching in advance of competitive consoles will provide a strategic advantage for the long-term success of Xbox 360. Revenue from the first generation of Xbox products has declined and is expected to continue to decline as a result of the introduction of Xbox 360.

Fourth Quarter

Home and Entertainment revenue increased primarily reflecting an increase in Xbox revenue of $503 million or 129%. Xbox revenue increased mainly due to the shipment of 1.8 million Xbox 360 consoles, which exceeded the number of first generation consoles sold in the same period of the prior year. In addition, Xbox 360 consoles sell at a higher average price than first generation consoles. In the fourth quarter of fiscal 2006, the availability of Xbox 360 consoles was no longer limited by supply constraints. Growth in revenue of $48 million or 24% from our Home Products Division, TV platform products, and PC games sales also contributed to the total Home and Entertainment revenue growth.

Home and Entertainment operating loss increased primarily as a result of a $682 million increase in cost of revenue primarily associated with the Xbox 360, partially offset by the revenue growth. Our business model anticipates that while we currently sell Xbox 360 consoles at a negative margin, product cost reductions and the future margins on sales of games and other products will enable us to achieve a positive margin over the Xbox 360 console lifecycle. The first generation Xbox consoles continue to have negative margins. Headcount-related costs increased 11% reflecting both a 19% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Full Fiscal Year

Home and Entertainment revenue increased primarily due to the launch of the Xbox 360 console partially offset by a decline in first party Xbox game sales primarily resulting from the significant impact of Halo2 in fiscal year 2005. We sold approximately 5 million Xbox 360 consoles during the fiscal year. The revenue growth was also attributed to $140 million or 15% growth from our other product lines, primarily as a result of an increase in PC games sales due to significant new game releases, especially “Age of Empires III”, and an increase in MSTV revenue due to deployments in fiscal year 2006.

Home and Entertainment operating loss increased primarily as a result of a $1.64 billion increase in cost of revenue primarily as a result of the number of Xbox 360 consoles sold and higher Xbox 360 unit costs, partially offset by the revenue growth. Our fiscal year 2006 operating loss increase was also attributable to the significant impact of Halo2 in fiscal year 2005. Headcount-related costs increased 5% reflecting both a 19% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Corporate-Level Activity

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Corporate-level expenses	$1,454	$1,820	(20)%	$5,026	$5,910	(15)%

Certain corporate-level expenses are not allocated to our segments. Those expenses primarily include corporate operations related to broad-based sales and marketing, product support services, human resources, legal, finance, information technology, corporate development and procurement activities, research and development and other costs, and legal settlements and contingencies.

Fourth Quarter

Corporate-level expenses decreased primarily reflecting a $379 million decrease in costs for legal settlements and legal contingencies. During the quarter, we incurred $408 million in legal charges primarily as a result of the €281 million ($351 million) fine imposed by the European Commission in July 2006 related to its 2004 decision in its competition law investigation of Microsoft. We incurred $787 million in legal charges during the fourth quarter of fiscal year 2005 primarily related to antitrust and competition law claims, including $626 million for a settlement with IBM. Headcount-related costs increased 9% reflecting both a 23% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation.

Full Fiscal Year

Corporate-level expenses decreased primarily reflecting a $991 million decrease in costs for legal settlements and legal contingencies partially offset by an $84 million increase in headcount-related costs. We incurred $1.32 billion in legal charges during the twelve months ended June 30, 2006 including settlement expense of $361 million related to our settlement with RealNetworks, Inc. as well as other intellectual property and antitrust matters, and the European Commission fine of €281 million ($351 million), as compared to $2.31 billion in legal charges incurred during the prior year primarily related to settlements with Novell, Inc., Gateway, IBM, and other antitrust and competition law matters. Headcount-related costs increased 5% during the twelve months ended June 30, 2006 reflecting both a 23% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation.

Cost of Revenue

	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005			2006	2005
Cost of revenue	$2,130	$1,388	53%		$7,650	$6,031	27%
As a percent of revenue	18%	14%	4	ppt	17%	15%	2	ppt

Cost of revenue includes manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, and costs associated with the delivery of consulting services. Cost of revenue increased mainly due to a $682 million and a $1.64 billion increase, respectively, in Home and Entertainment in the fourth quarter and the twelve months ended June 30, 2006 as a result of an increase in the number of total Xbox consoles sold and higher Xbox 360 unit costs. The remaining increase in cost of revenue for the three months ended June 30, 2006 was due to an increase in costs associated with MSN’s Internet data centers.

Research and Development

	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005			2006	2005
Research and development	$1,861	$1,664	12%		$6,584	$6,097	8%
As a percent of revenue	16%	16%	—	ppt	15%	15%	—	ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Research and development costs increased during the three and twelve months ended June 30, 2006 primarily due to increased product development costs associated with new and upcoming offerings such as MSN adCenter, Microsoft Office 2007, Windows Vista, Xbox 360, and corporate research activities. Headcount-related costs increased 8% and 3%, respectively, during the three and twelve months ended June 30, 2006 reflecting both a 17% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Sales and Marketing

	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005			2006	2005
Sales and marketing	$2,822	$2,707	4%		$9,818	$8,563	15%
As a percent of revenue	24%	27%	(3	)ppt	22%	22%	—	ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses increased during the three and twelve months ended June 30, 2006 primarily due to increased headcount-related costs, investments in partner marketing and product launch-related spending. Headcount-related costs increased 14% and 13%, respectively, during the three and twelve months ended June 30, 2006 reflecting both a 20% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

General and Administrative

	Three Months Ended June 30,		Percentage Change		Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005			2006	2005
General and administrative	$1,110	$1,413	(21)%		$3,758	$4,536	(17)%
As a percent of revenue	9%	14%	(5	)ppt	8%	11%	(3	)ppt

General and administrative costs include payroll, employee benefits, stock-based compensation expense and other headcount-related costs associated with finance, legal, facilities, certain human resources, other administrative headcount, and legal and other administrative fees. General and administrative costs decreased primarily reflecting decreased costs for legal settlements and legal contingencies. Legal charges decreased $379 million and $991 million, respectively, during the three and twelve months ended June 30, 2006. During the fourth quarter of fiscal year 2006, we incurred $408 million in legal charges primarily as a result of the €281 million ($351 million) fine imposed by the European Commission in July 2006 related to its 2004 decision in its competition law investigation of Microsoft. We incurred $787 million in legal charges during the fourth quarter of fiscal year 2005 primarily related to antitrust and competition law claims, including $626 million for a settlement with IBM. We incurred $1.32 billion in legal charges during the twelve months ended June 30, 2006 including settlement expense of $361 million related to our settlement with RealNetworks, Inc. as well as other intellectual property and antitrust matters, and the European Commission fine, as compared to $2.31 billion in legal charges incurred during the prior year primarily related to settlements with Novell, Inc., Gateway, IBM, and other antitrust and competition law matters. Headcount-related costs increased 9% and 7%, respectively, during the three and twelve months ended June 30, 2006 reflecting both an 18% increase in headcount and an increase in salaries and benefits for existing headcount, partially offset by a decrease in stock-based compensation expense.

Investment Income and Income Taxes

Investment Income

Fourth Quarter

The components of investment income and other are as follows:

	Three Months Ended June 30,		Change
(In millions)	2006	2005
Dividends and interest	$383	$354	$29
Net gains/(losses) on investments	(144)	361	(505)
Net gains on derivatives	8	156	(148)
Income from equity investees and other	130	1	129

Investment income and other	$377	$872	$(495)

For the three months ended June 30, 2006, dividends and interest income increased due to higher interest rates received on our fixed income investments, partially offset by a decline in the average balance of dividend and interest-bearing investments as a result of stock repurchases.

For the three months ended June 30, 2006, net recognized gains/(losses) on investments were comprised of net gains on sales of equity investments, net losses on sales of fixed income investments and other-than-temporary impairments on both equity and fixed income investments. Net recognized losses increased for the three months ended June 30, 2006 primarily due to higher impairments and net losses on sales of fixed income investments in the current period and lower net gains on sales of equity investments as compared to the prior period. For the three months ended June 30, 2006, other-than-temporary impairments were $317 million as compared to $20 million for the three months ended June 30, 2005. Investments are considered to be impaired when a decline in fair value is judged to be other than temporary.

We use derivative instruments to manage exposures to interest rates, equity prices, and foreign currency markets and to facilitate portfolio diversification. Net gains on derivatives are as follows:

	Three Months Ended June 30,		Change
(In millions)	2006	2005
Net gains on equity derivatives	$78	$80	$(2)
Net gains/(losses) on commodity derivatives	36	(20)	56
Net gains/(losses) on interest rate derivatives	(16)	12	(28)
Net gains/(losses) on foreign exchange contracts	(90)	84	(174)

Net gains on derivatives	$8	$156	$(148)

During the three months ended June 30, 2006, we experienced lower net gains on derivatives as compared to the comparable period in the prior year primarily reflecting net losses in time value on foreign exchange contracts used to hedge anticipated foreign currency revenues and net losses on interest rate derivative contracts. These losses were partially offset by net gains on commodity positions in the current period driven by increases in the related commodity indices.

The net gains on equity derivatives for the three months ended June 30, 2006 are primarily due to changes in time value of derivatives designated as fair value hedges. Gains and losses arising from non-designated derivatives are economically offset by unrealized losses and gains, respectively, in the underlying securities which are recorded as a component of other comprehensive income. Commodity derivatives are held for the purpose of portfolio diversification. Net losses related to foreign currency contracts relate primarily to changes in time value of options used to hedge anticipated foreign currency revenues. Additionally, net gains and losses on foreign exchange contracts include the changes in the fair value of derivatives used as economic hedges. These gains and losses are partially offset economically by unrealized losses and gains, respectively, in the underlying assets which are included in other comprehensive income.

Income from equity investees and others includes a $147 million gain related to NBC Universal, Inc.’s (“NBC”) decision to exercise its option to buy our remaining 18% interest in MSNBC Cable L.L.C. (“CJV”). In the second quarter of fiscal year 2006, Microsoft and NBC entered into an agreement that restructured their joint venture relationships for CJV and MSNBC Interactive News, L.L.C. (“IJV”). As a result, Microsoft divested 32% of CJV for $331 million and NBC acquired the right, exercisable in the following two years, to buy the remaining 18% interest. In addition, Microsoft and NBC modified their agreements to grant to IJV a U.S. content license and to remove the exclusivity obligation on both NBC and Microsoft for local and non-U.S. news content. As part of the MSNBC restructuring agreements, Microsoft paid a fee of $200 million to effectively terminate IJV’s prior content license agreement and Microsoft prepaid the remaining $14 million license fee to NBC. Microsoft’s sale of its 32% investment in CJV resulted in a recognized gain of $248 million in the second quarter of fiscal year 2006. Microsoft also recognized a loss as a result of the effective termination of IJV’s license agreement of $200 million in the second quarter of fiscal year 2006.

Full Fiscal Year

	Twelve Months Ended June 30,		Change
(In millions)	2006	2005
Dividends and interest	$1,510	$1,460	$50
Net gains on investments	161	856	(695)
Net losses on derivatives	(99)	(262)	163
Income from equity investees and other	218	13	205

Investment income and other	$1,790	$2,067	$(277)

For fiscal year 2006, dividends and interest income increased due to higher interest rates received on our fixed income investments, partially offset by a decline in the average balance of dividend and interest-bearing investments as a result of the $32.64 billion special dividend paid on December 2, 2004 and stock repurchases made throughout fiscal year 2006.

For fiscal year 2006, net recognized gains on investments were comprised of net gains on sales of equity investments, net losses on sales of fixed income investments and other-than-temporary impairments on both equity and fixed income investments. Net recognized gains decreased in fiscal year 2006 primarily due to increased losses on sales of fixed income investments, higher other-than-temporary impairments and fewer net gains on equity investments in the current period as compared to fiscal year 2005. For fiscal year 2006, other-than-temporary impairments were $408 million, as compared to $152 million in fiscal year 2005. Investments are considered to be impaired when a decline in fair value is judged to be other than temporary.

We use derivative instruments to manage exposures to interest rates, equity prices, and foreign currency markets and to facilitate portfolio diversification. Net losses on derivatives are as follows:

	Twelve Months Ended June 30,		Change
(In millions)	2006	2005
Net gains/(losses) on equity derivatives	$192	$(202)	$394
Net gains on commodity derivatives	101	46	55
Net losses on interest rate derivatives	(79)	(53)	(26)
Net losses on foreign exchange contracts	(313)	(53)	(260)

Net losses on derivatives	$(99)	$(262)	$163

During fiscal year 2006, we experienced lower net losses on derivatives as compared to fiscal year 2005 primarily due to net gains on non-designated equity derivatives in the current fiscal year as compared to net losses in the prior fiscal year and higher net gains on commodity positions in the current fiscal year driven by increases in the related commodity indices.

This was partially offset by higher net losses in time value on foreign exchange contracts used to hedge anticipated foreign currency revenues and higher net losses on interest rate derivative contracts.

The net gains on equity derivatives during fiscal year 2006 are primarily due to changes in the market value of non-designated equity derivatives. Gains and losses arising from non-designated derivatives are economically offset by unrealized losses and gains, respectively, in the underlying equity securities which are recorded as a component of other comprehensive income. Commodity derivatives are held for the purpose of portfolio diversification. Net losses related to foreign currency contracts relate primarily to changes in time value of options used to hedge anticipated foreign currency revenues. Additionally, net gains and losses on foreign exchange contracts include the changes in the fair value of derivatives used as economic hedges. These gains and losses are partially offset economically by unrealized losses and gains, respectively, in the underlying assets which are included in other comprehensive income.

Income Taxes

Our effective tax rate for the fourth quarter of fiscal year 2006 was 34% and for full fiscal year 2006 was 31%. The increased rate for the fourth quarter resulted primarily from the European Commission fine of €281 million ($351 million) which is not tax deductible. During the second quarter of fiscal 2006, we recorded a tax benefit of $108 million from the resolution of state audits. Our effective tax rate for the fourth quarter of fiscal year 2005 was 4% and for full fiscal year 2005 was 26%. The decreased rate for the fourth quarter and full year resulted primarily from the reversal of $776 million of previously accrued taxes upon settling an Internal Revenue Service examination for fiscal year 1997 – 1999 and a tax benefit of $179 million generated by the decision to repatriate foreign subsidiary earnings under a temporary incentive provided by the American Jobs Creation Act of 2004.

Financial Condition

Cash and equivalents and short-term investments totaled $34.16 billion and $37.75 billion as of June 30, 2006, and 2005, respectively. Equity and other investments were $9.23 billion and $11.00 billion as of June 30, 2006, and 2005, respectively. The investment portfolio consists primarily of fixed-income securities, diversified among industries and individual issuers. Our investments are generally liquid and investment grade. The portfolio is invested predominantly in U.S.-dollar-denominated securities, but also includes foreign currency positions in order to diversify financial risk. The portfolio is primarily invested in short-term securities to facilitate rapid deployment for immediate cash needs. As a result of the special dividend paid in the second quarter of fiscal year 2005 and shares repurchased, our retained deficit, including accumulated other comprehensive income, was $18.90 billion at June 30, 2006. Our retained deficit is not expected to impact our future ability to operate or pay dividends given our continuing profitability and strong cash and financial position.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, that are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the life cycle of the related product. Other unearned revenue includes services, TV Platform, Microsoft Business Solutions, and advertising and subscription services for which we have been paid upfront and earn the revenue when we provide the service or software or otherwise meet the revenue recognition criteria.

The components of unearned revenue were as follows:

(In millions)	June 30, 2006	March 31, 2006	June 30, 2005
Volume licensing programs	$7,661	$5,743	$6,000
Undelivered elements	2,066	2,110	2,119
Other	1,175	1,048	1,048

Unearned revenue	$10,902	$8,901	$9,167

Unearned revenue by segment was as follows:

(In millions)	June 30, 2006	March 31, 2006	June 30, 2005
Client	$2,850	$2,662	$2,687
Server and Tools	3,792	3,033	3,048
Information Worker	3,609	2,593	2,814
Other segments	651	613	618

Unearned revenue	$10,902	$8,901	$9,167

Unearned revenue as of June 30, 2006 increased $2.00 billion from March 31, 2006, reflecting additions to unearned revenue from multi-year licensing that outpaced recognitions by $1.92 billion, a $44 million decrease in revenue deferred for undelivered elements, and a $127 million increase primarily in unearned revenue for services and subscription services. Unearned revenue as of June 30, 2006 increased $1.74 billion from June 30, 2005, reflecting additions to unearned revenue from multi-year licensing that outpaced recognitions by $1.66 billion, a $53 million decrease in revenue deferred for undelivered elements, and a $127 million increase primarily in unearned revenue for services and subscription services.

The following table outlines the expected recognition of $10.9 billion of unearned revenue as of June 30, 2006:

(In millions)	Recognition of Unearned Revenue
Three months ended:
September 30, 2006	$3,483
December 31, 2006	2,687
March 31, 2007	1,899
June 30, 2007	1,069
Thereafter	1,764

Unearned revenue	$10,902

Cash Flows

Our cash and short-term investments balance of $34.16 billion remained relatively flat from March 31, 2006 and decreased $3.59 billion from June 30, 2005 primarily due to increased stock repurchases. For the three months ended June 30, 2006, cash flows from operations of $3.28 billion and cash flows from investing of $3.74 billion were partially offset by common stock repurchases of $3.98 billion and cash paid for dividends of $0.92 billion. For the twelve months ended June 30, 2006, cash flows from operations of $14.40 billion and cash flows from investing of $8.00 billion were partially offset by financing activities, including common stock repurchases of $19.21 billion, cash paid for dividends of $3.55 billion, and common stock issued of $2.10 billion.

Changes to Financial Reporting Structure

On July 17, 2006, we issued a press release announcing that effective the first quarter of fiscal year 2007, we will report our businesses under five operating segments, reflecting completion of the previously announced changes in our organizational structure and how we will manage our business beginning in fiscal year 2007. Each of the five segments will be organized under one of the three operating divisions announced earlier in fiscal year 2006:

•	Microsoft Platforms and Services Division

•	Microsoft Business Division

•	Microsoft Entertainment and Devices Division

The five operating segments are described below. The first three of these will comprise the Microsoft Platforms and Services Division.

Client will include the former Client segment.

Server and Tools will include the former Server and Tools segment, excluding the Exchange Server business and certain client access licenses (“CAL”) related to products residing in the Microsoft Business Division.

Online Services Group will include the former MSN segment and Windows Live.

Microsoft Business Division will include the former Information Worker and Microsoft Business Solutions segments, as well as the Exchange Server business and certain CAL, formerly reported in the Server and Tools segment.

Microsoft Entertainment and Devices Division will include the former Home and Entertainment and Mobile and Embedded Devices segments.

Financial segment information prepared on a basis consistent with that used in our Management’s Discussion and Analysis section of our periodic reports for the fourth quarter and the full fiscal year, as if reported under the new operating segments, follows:

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2006	2005		2006	2005
Revenue
Client	$3,376	$3,014	12%	$13,209	$12,151	9%
Server and Tools	2,690	2,245	20%	9,653	8,370	15%
Online Services Group	580	598	(3)%	2,299	2,344	(2)%
Microsoft Business Division	3,908	3,637	7%	14,488	13,520	7%
Entertainment and Devices	1,250	667	87%	4,633	3,403	36%

Total revenue	$11,804	$10,161	16%	$44,282	$39,788	11%

Operating Income / (Loss)
Client	$2,504	$2,172	15%	$10,182	$9,403	8%
Server and Tools	903	479	89%	3,017	2,109	43%
Online Services Group	(190)	101	(288)%	(77)	411	(119)%
Microsoft Business Division	2,544	2,285	11%	9,675	9,116	6%
Entertainment and Devices	(437)	(235)	86%	(1,337)	(607)	120%
Corporate-Level Activity	(1,443)	(1,813)	(20)%	(4,988)	(5,871)	(15)%

Total operating income	$3,881	$2,989	30%	$16,472	$14,561	13%